Exhibit 99.1

Media Contact:

Dan Boyle
Orangefiery
media@orangefiery.com
1-818-209-1692

Investor Contact:

Chuck Padala

LifeSci Advisors

Chuck@lifesciadvisors.com

1-646-627-8390

Gamida Cell Actively Pursuing Strategic Alternatives

BOSTON — JANUARY 29, 2024 — Gamida Cell Ltd. (Nasdaq: GMDA), a cell therapy pioneer working to turn cells into powerful therapeutics, today announced it is actively pursuing strategic alternatives in order to maximize value for all stakeholders, focusing on an asset sale, merger or other strategic transaction. However, there can be no assurance that the company’s strategic alternatives process will result in any such transaction.

While pursuing strategic alternatives, the company continues to put its focus and resources behind the commercialization of Omisirge® (omidubicel-onlv), the first and only FDA-approved nicotinamide modified cell therapy donor source for allogeneic stem cell transplant.

Moelis & Company LLC is the company’s financial advisor for this process.

About Gamida Cell

Gamida Cell is a cell therapy pioneer working to turn cells into powerful therapeutics. The company’s proprietary nicotinamide (NAM) technology leverages the properties of NAM to enhance and expand cells, creating allogeneic cell therapy products and candidates that are potentially curative for patients with hematologic malignancies. These include Omisirge® (omidubicel-onlv), an FDA-approved nicotinamide modified allogeneic hematopoietic progenitor cell therapy, and GDA-201, an intrinsic NK cell therapy candidate being investigated for the treatment of hematologic malignancies. For additional information, please visit www.gamida-cell.com or follow Gamida Cell on LinkedIn, X, Facebook or Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including with respect to the potentially life-saving or curative therapeutic and commercial potential of Omisirge® (omidubicel-onlv), and the company’s pursuit of strategic alternatives. Any statement describing Gamida Cell’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to a number of risks, uncertainties and assumptions including those related to clinical, scientific, regulatory and technical developments and those inherent in the process of developing and commercializing product candidates that are safe and effective for use as human therapeutics, and as to the pursuit of strategic alternatives, the risk that no transaction may result. In light of these risks and uncertainties, and other risks and uncertainties that are described in the Risk Factors section and other sections of Gamida Cell’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 14, 2023, and other filings that Gamida Cell makes with the SEC from time to time (which are available at www.sec.gov), the events and circumstances discussed in such forward-looking statements may not occur, and Gamida Cell’s actual results could differ materially and adversely from those anticipated or implied thereby. Although Gamida Cell’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Gamida Cell. As a result, you are cautioned not to rely on these forward-looking statements.

OMISIRGE® is a registered mark of Gamida Cell Inc. © 2024 Gamida Cell Inc. All Rights Reserved.

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